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                                 [RIDDELL LOGO]
RIDDELL SPORTS INC.
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900 THIRD AVENUE, 27TH FLOOR, NEW YORK, NEW YORK 10022         (212) 826-4300
                                                         FAX:  (212) 826-5006
                                                   Contact:  David Groleinger
                                                      Chief Financial Officer

                 RIDDELL ANNOUNCES MEMORANDUM OF UNDERSTANDING
                     TO SETTLE FRAUDULENT CONVEYANCE CASES
                      AND LITIGATION WITH FORMER EMPLOYEE

New York, N.Y., June 4, 1997 - - Riddell Sports Inc. (NASDAQ: RIDL) today announced that it had entered into a Memorandum of Understanding for the settlement of a number of separate legal actions. Pursuant to the proposed settlement the bankruptcy trustees and others who have initiated certain fraudulent transfer actions against the Company are releasing the Company from liability. In addition to other things, the proposed settlement also releases the Company from all claims and counterclaims in an action involving a former employee.

The proposed settlement requires the Company to pay approximately $2.1 million, consisting of $1.4 million for which the Company has previously established a reserve and approximately $700,000 which the Company previously deposited into escrow and expensed. The proposed settlement also requires the Company to assign up to $3 million on a present value basis of royalties from the Company's "Riddell" footwear licensee over a period of up to ten years (this term is subject to certain adjustments). The Company does not anticipate that the settlement will result in a charge to earnings, other than for legal costs associated with the finalization of the settlement, as the initial payments are approximately equal to reserves and escrows remaining from charges taken in prior periods.

The proposed settlement is conditioned upon, among other things, receipt of requisite court and other consents and approvals and execution of a definitive settlement agreement by the various parties. There are no assurances that all requisite consents will be received or that the settlement will be finalized. The settlement agreement also contemplates that, subject to certain conditions, the Company will enter into a new license agreement with its current "Riddell" footwear licensee.

Commenting on these developments, Mr. Mauer, Riddell's CEO, stated, "These litigations relate to events dating back as far as 1988, and I am pleased that we have reached an agreement in principle which will put these issues behind us and allows us to focus our management time on our business strategy."

Riddell Sports Inc. sells sporting goods products and services for football and other sports. The Company is the world's leading manufacturer and reconditioner of football helmets and shoulder pads. The Company sells its sporting goods products (including mini- and full-size helmets made for display purposes for collectors) under the Riddell(R) and Pro-Edge(R) brands and provides reconditioning services under the Riddell/All-American name. The Company also licenses the Riddell(R) and MacGregor(R) trademarks for use on athletic footwear, leisure apparel and sports equipment.

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